Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 6, 2022, with respect to the consolidated financial statements of Tiedemann Wealth Management Holdings, LLC as of December 31, 2021 and for each of the years in the two-year period ended December 31, 2021, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP
KPMG LLP

Philadelphia, Pennsylvania

August 31, 2022